Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of the A.T. Cross Company dated March 15, 2011, appearing in the Annual Report on Form 10-K of the A.T. Cross Company for the year ended January 1, 2011.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
August 1, 2011